UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2010

Commission	Registrant; State of Incorporation	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.
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1-5324	NORTHEAST UTILITIES	04-2147929
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(a Massachusetts voluntary association)
One Federal Street, Building 111-4
Springfield, Massachusetts 01105
Telephone: (413) 785-5871

0-00404	THE CONNECTICUT LIGHT AND POWER COMPANY	06-0303850
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(a Connecticut corporation)
107 Selden Street
Berlin, Connecticut 06037-1616
Telephone: (860) 665-5000

Not Applicable

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events

Item 8.01 Other Events

(a)

On July 14, 2010, The Connecticut Light and Power Company (“CL&P”) filed with the Connecticut Department of Public Utility Control (“DPUC”) a request for reconsideration of certain aspects described below of the DPUC’s final Decision issued on June 30, 2010 (the “Final Decision”) in CL&P’s electric distribution rate case proceeding, which CL&P had filed on January 8, 2010.  The DPUC had issued a Draft Decision on June 14, 2010 (the “Draft Decision”).  CL&P is a wholly-owned subsidiary of Northeast Utilities (“NU”).

The Final Decision approved increases in CL&P’s distribution revenues of $63.4 million for 2010 and $38.5 million for 2011 versus the $61.1 million and $37.7 million approved in the Draft Decision, respectively, but is otherwise substantially the same as the Draft Decision.

However, the Final Decision disallowed CL&P establishing an $8.2 million regulatory asset, which related to its share of future tax benefits lost as a result of a provision in the Patient Protection and Affordable Care Act of 2010 that eliminated the tax deductibility of certain post-retirement benefits other than pensions (“PBOP”).  NU had deferred $14.6 million of such impacts on an after-tax consolidated basis in the first quarter of 2010 expecting that they would be recovered in future rates across all of its operating jurisdictions.

As a result of the Final Decision, NU will take an after-tax charge of $9.8 million in the second quarter of 2010 ($0.06 per share), representing CL&P’s and Yankee Gas Service Company’s (“Yankee Gas”) collective portions of the deferred amount. Yankee Gas is also a subsidiary of NU that is regulated by the DPUC and therefore is not able to assert that these costs are probable of recovery as a regulatory asset.

The Final Decision does not have any impact on NU’s expectation that recovery of amounts that have been deferred for recovery by its other two regulated subsidiaries, approximately $4.8 million, is not probable, because these subsidiaries are not regulated by the DPUC.

CL&P’s request for reconsideration concerns this aspect of the Final Decision. Should the DPUC accept CL&P’s position, both CL&P and Yankee Gas would be likely to determine that these costs would be probable of recovery and therefore re-establish these amounts as regulatory assets, which would result in a $9.8 million benefit to earnings.

A copy of the Final Decision can be found on the “Rate Case Updates” link on the “Investors” page of Northeast Utilities’ website at www.nu.com.

For further information on this matter, reference is made to NU’s and CL&P’s combined Quarterly Report on Form 10-Q for the period ending March 31, 2010, under “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Overview” and “- Financial Condition and Business Analysis – Regulatory Developments and Rate Matters” and their combined Current Report on Form 8-K filed June 18, 2010.

(b)

On July 15, 2010, CL&P and The United Illuminating Company (UI) issued a joint news release announcing that they had filed a joint application with the DPUC seeking approval for UI’s investment in and ownership of certain portions of the New England East West Solution (NEEWS) projects being constructed by CL&P.

A copy of the news release is attached herewith as Exhibit 99.

For further information concerning NEEWS, see NU’s and CL&P’s combined Annual Report on Form 10-K under Item 1, “Business – Transmission Projects” and Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations – Business Development and Capital Expenditures,” and their combined quarterly report on Form 10-Q for the quarter ended March 31, 2010 under Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations – Business Development and Capital Expenditures.”

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES THE CONNECTICUT LIGHT AND POWER COMPANY (Registrants)
By: /s/ JAY S. BUTH Name: Jay S. Buth Title: Vice President –Accounting and Controller

Date:  July 15, 2010